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                                  EXHIBIT 4.1
                                  -----------

                          COMMUNITY BANK SYSTEM, INC.


                    CERTIFICATE OF THE POWERS, DESIGNATIONS,

                         PREFERENCES, AND RIGHTS OF THE

                 CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A


Pursuant to Section 151 of the General Corporation Law of the State of Delaware



          Community Bank System, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Company"), hereby certifies that the following resolution was duly adopted on June 21, 1995 by the Board of Directors of the Company as required by Section 151 of the General Corporation Law.

          WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to fix by resolution or resolutions the designation of each series of preferred stock and the powers, preferences, and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof; and

          WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;
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          NOW, THEREFORE, be it resolved:

          A. Issuance and Designation of Series A Preferred Stock.
             ----------------------------------------------------
There is hereby created a series of Preferred Stock to be designated as Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share (the "Series A Preferred Stock"), which shall consist of 90,000 shares of such Series A Preferred Stock. The Series A Preferred Stock shall have a stated value of $100 per share (the "Stated Value").

          B. Rank.  The Series A Preferred Stock will rank, with respect to
             ----
dividend rights and rights on liquidation, winding up or dissolution of the Company, senior to the Company's common stock, par value, $1.25 per share (the "Common Stock") and to all other classes and series of equity securities of the Company, now or hereafter authorized, issued or outstanding (the Common Stock and such other classes of equity securities referred to herein as the "Junior Stock"), other than classes of series of equity securities ranking on a parity with the Preferred Stock (the "Parity Stock"). The Preferred Stock will be subject to the creation of such Parity Stock and Junior Stock to the extent not expressly prohibited by the Company's Certificate of Incorporation.

          C. Dividends.
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             1. Entitlement. The holders of shares of the Series A Preferred
                -----------
Stock shall be entitled to be paid if and when declared payable by the Board of Directors from funds of the Company legally available for the payment thereof, cumulative dividends in lawful money of the United States of America at the rate of ______ percent per share per annum based upon the Stated Value of the Series A Preferred Stock. Such dividends shall be payable on March 31 and September 30 of each year, or, if either such day is not a business day, on the next succeeding

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business day (a "Payment Date") with respect to the semi-annual period beginning on the first day of the preceding October and April, respectively, and ending on such Payment Date (the "Dividend Period"). Dividends shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. The initial dividend payment for the Series A Preferred Stock shall accrue from the date such series is issued (the "Issue Date"), shall be payable on September 30, 1995 and shall be pro-rated from the Issue Date. Dividends shall be payable to holders of record of shares of the Series A Preferred Stock as of a date, to be fixed by the Board of Directors, not more than 30 calendar days and not less than 10 calendar days preceding the Payment Date therefor, as determined by the Board of Directors (the "Record Date"). Holders of shares of the Series A Preferred Stock will not be entitled to any dividends, whether payable in cash, obligations or securities of the Company or other property, in excess of full accrued dividends on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend or other payment or payments which may be in arrears with respect to the Series A Preferred Stock. All dividends paid with respect to the Series A Preferred Stock will be paid ratably to the holders entitled thereto.

          2. Accrual. If at any time dividends with respect to any shares of
             -------
Series A Preferred Stock are not declared and paid in full on any Payment Date ("Omitted Dividends"), such shares of Series A Preferred Stock shall accrue additional dividends as though such Omitted Dividends had been paid. Such additional dividends shall be fully cumulative (whether or not earned or declared) and shall be deemed to constitute accrued and unpaid dividends for all purposes hereof. All dividends payable on account of shares of the Series A Preferred Stock shall be cumulative and shall be paid, from funds of the Company legally
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available for the payment thereof, as long as any shares of the Series A
Preferred Stock remain outstanding.

          3. Restrictions on Dividend Payments. As long as shares of the Series
             ---------------------------------
A Preferred Stock are outstanding and dividends on the Series A Preferred Stock for any past Dividend Period shall not have been paid, or declared and set apart for payment, the Company shall not (i) declare, pay or set apart for payment any dividends on any shares of Common Stock or other Junior Stock or (ii) make any payment on account of, or set apart payment for, the purchase, redemption or of the retirement of, or with respect to any sinking or other similar fund or agreement for the purchase, redemption or other retirement of, any shares of Common Stock or Junior Stock, or (iii) make any distribution in respect of the Common Stock or Junior Stock, whether directly or indirectly, and whether in cash, obligations or securities of the Company or other property, other than dividends or distributions of Junior Stock which are neither convertible into, nor exchangeable for, securities of the Company other than Junior Stock or rights, warrants, options or calls exercisable or exchangeable for or convertible into Junior Stock, or (iv) purchase or otherwise acquire or redeem, directly or indirectly, any shares of Common Stock or other Junior Stock or any warrants, calls or options exercisable or exchangeable for or convertible into shares of Common Stock or Junior Stock.

          4. Dividends in Arrears. Dividends in arrears with respect to the
             --------------------
Series A Preferred Stock may be declared and paid at any time, without reference to any regular Payment Date, to holders of record at the close of business as they appear on the books of the Company on the Record Date established with respect to such dividends in arrears. If there is any Parity Stock outstanding, and if the payment of dividends on any shares of Series A

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Preferred Stock or Parity Stock is in arrears, the Company, in making any dividend payment on account of the Series A Preferred Stock or Parity Stock, shall make such payment ratably upon all outstanding shares of the Series A Preferred Stock and the Parity Stock in proportion to the respective amounts of accrued dividends in arrears upon such shares of Series A Preferred Stock and Parity Stock to the date of such dividend payment.

          D. Redemption by Company.
             ---------------------

             1.  Optional Redemption.  On or before December 31, 1995, the
                 -------------------
Series A Preferred Stock shall be redeemable ratably at the option of the Company for cash, in whole or in part, at any time and from time to time, at $100 per share plus accrued and unpaid dividends, without interest. On or after January 1, 1996, the Series A Preferred Stock shall be redeemable ratably at the option of the Company for cash, in whole or in part, at any time and from time to time, at the declining redemption price per share set forth below plus accrued and unpaid dividends, without interest, to the extent the Company has funds legally available for the payment thereof:

  If Redeemed During the 12 Months   Redemption Price Per
  Beginning January 1                Share of Series A Preferred Stock
  -------------------                ---------------------------------
  1996                               $105
  1997                               $104
  1998                               $103
  1999                               $102
  2000                               $101
  2001 and thereafter                $100


          Notwithstanding the foregoing, unless the full cumulative dividends on all outstanding shares of Series A Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods or portions thereof, none of the shares of Series A

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Preferred Stock shall be redeemed unless all outstanding shares of Series A
Preferred Stock on the redemption date are simultaneously redeemed.

          2. Redemption Procedure.  The Company may, at its option, redeem
             --------------------
the Series A Preferred Stock, in whole or in part as set forth above, on such date as shall be set by the Board of Directors (the "Redemption Date"). If the Company shall determine to redeem less than all shares of the Series A Preferred Stock then outstanding, the shares to be redeemed shall be selected pro rata (or as nearly as may be) so that the number of shares redeemed from each holder shall bear the same proportion to all the shares to be redeemed that the total number of shares then held by such holder bears to the total number of shares then outstanding. Notice of any proposed redemption shall be given by the Company by mailing a copy of such notice, first class, postage prepaid, not more than 60 nor less than thirty 30 days prior to the Redemption Date, to the holders of record of the Series A Preferred Stock to be redeemed at their respective addresses then appearing on the books of the Company. Each such notice shall state the Redemption Date; the number of shares of Series A Preferred Stock to be redeemed, and, if less than all shares of Series A Preferred Stock held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; the redemption price applicable to the shares to be redeemed; and the place or places where such shares are to be surrendered. From and after the Redemption Date (unless the Company defaults in providing for the payment of the redemption price plus accrued and unpaid dividends), dividends will cease to accrue on the shares of the Series A Preferred Stock called for redemption. On the Redemption Date, the Company shall, and at any time within 60 days prior to such Redemption Date may, deposit in trust, for the account of the holders of the shares to be redeemed, funds necessary for such

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redemption with a bank or trust company organized under the laws of the United
States of America or of the State of New York, doing business in the State of New York, and having combined capital, surplus and undivided profits of at least $50 million, which shall be designated in such notice of redemption. Notice of redemption having been duly given, or said bank or trust company having been irrevocably authorized by the Company to give such notice, and funds for such redemption having been deposited, all as aforesaid, all shares with respect to which such deposit shall have been made shall forthwith, whether or not the Redemption Date shall have occurred or the certificates for such shares shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate at the close of business on the Redemption Date, excepting only the right of the holders of the certificates for such shares to receive upon surrender of such certificates, on the Redemption Date (unless an earlier date is fixed by the Board of Directors), the redemption price plus accrued and unpaid dividends without interest, to which they are entitled.

          If less than all the shares represented by any surrendered certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder who surrendered such certificate.

          3.  Additional Restriction on Redemption.  As long as the payment of
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any dividends on the Series A Preferred Stock or any Parity Stock is in arrears, no Series A Preferred Stock or Parity Stock shall be redeemed unless all such shares are simultaneously redeemed, and the Company shall not (i) make payment on account of, or set apart for, the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to,

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any Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Parity Stock or (ii) permit any corporation or other entity controlled directly or indirectly by the Company to purchase or otherwise acquire or redeem any Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Parity Stock; provided, however, that the foregoing shall not prevent the purchase or other acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

          E.  Liquidation Preference.  In the event of any voluntary or
              ----------------------
involuntary dissolution, liquidation or winding up of the Company, the holders of outstanding shares of the Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or other Junior Stock, a cash liquidation payment equal to $100 per share plus a cash amount equal to all accrued and unpaid dividends thereon to the date fixed for such dissolution, liquidation or winding up. Until payment to the holders of outstanding shares of the Series A Preferred Stock, as aforesaid, or until monies or other assets sufficient for such payment shall have been set apart for payment by the Company, separate and apart from its other funds and assets for the account of such holders so as to be and to continue to be available for payment to such holders, no payment or distribution upon such dissolution, liquidation or winding up shall be made to holders of Common Stock or other Junior Stock. If upon any such dissolution, liquidation or winding up, the assets of the Company available for payment and distribution to stockholders are insufficient to make payment in full, as hereinabove provided, to the holders of shares of the Series A Preferred Stock and any Parity Stock, payment shall be made to such

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holders ratably in accordance with the respective amounts to which they are then entitled as a result of such dissolution, liquidation or winding up of the Company. Upon payment to the holders of the Series A Preferred Stock of the full preferential amount of the liquidating distribution (including accrued and unpaid dividends) to which they are entitled, the holders of the Series A Preferred Stock shall be entitled to no further participation in any distribution of assets by the Company. All distributions made with respect to the Series A Preferred Stock in connection with any liquidation, dissolution or winding up of the Company will be made ratably to the holders of Series A Preferred Stock. Neither a consolidation, merger or other business combination of the Company with or into any other corporation, nor the purchase or redemption of all or any part of the outstanding shares of any class or classes of stock of the Company, nor the voluntary sale, conveyance, exchange or transfer of all or any part of the properties or assets of the Company shall be construed to be a dissolution, liquidation or winding up of the Company within the meaning of the foregoing provisions. The holders of shares of the Series A Preferred Stock shall not have any rights to convert such shares into or to exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the Company.

          F. Voting of Shares.  Holders of the shares of the Series A Preferred
             ----------------
Stock shall have no right to vote upon any matter presented to shareholders of the Company except as shall be affirmatively provided by law or as hereinafter provided. With respect to any matter upon which the holders of the shares of the Series A Preferred Stock shall have the right to vote, every such holder shall have one vote for each share recorded in his name on the books of the Company.

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          1.   Voting for Directors.  If at any time the Company shall be in
               --------------------
arrears in dividends (in whole or in part) upon the shares of the Series A Preferred Stock in an amount equal to dividends for a total of three semi-annual Dividend Periods (whether consecutive or not), then, without further action, the Board of Directors shall be increased by two members and the holders of shares of the Series A Preferred Stock shall have the exclusive right at the Company's next annual meeting of stockholders for the election of directors or at a special meeting called for such purpose, voting separately as one class, to elect two directors by majority vote to fill such newly created directorships. Such right shall continue in effect until all arrearages of dividends accumulated on the shares of the Series A Preferred Stock for all preceding dividend periods shall have been paid, or declared and set apart for payment, at which time such voting right shall terminate without further action, subject to revesting in the event of each and every subsequent failure of the Company to pay dividends for the requisite number of Dividend Periods as described above.

          2.   Status of Directors.  Unless otherwise required by law, directors
               -------------------
elected as provided above shall not become members of any of the three classes of directors otherwise required by the Company's Certificate of Incorporation and By-Laws. The term of office of all directors elected by the holders of shares of the Series A Preferred Stock in office at any time when the aforesaid voting right is vested in such holders shall terminate upon the election of their successors at any meeting of shareholders entitled to vote thereon for the purpose of electing directors. Any director who shall have been elected by holders of shares of the Series A Preferred Stock may be removed at any time, either with or without cause, by the

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affirmative vote of the holders of record of a majority of the outstanding shares of the Series A Preferred Stock, voting separately as one class, at a duly held stockholders' meeting.

          3.   Order of Voting.  At all meetings for the election of directors,
               ---------------
so long as their right to elect a director shall continue, the holders of the shares of the Series A Preferred Stock, voting separately as a class, shall elect their two directors before any other directors are elected.

          4.   Voting Rights Affecting Preferences of the Series A Preferred
               -------------------------------------------------------------
Stock.  For so long as any of share of the Series A Preferred Stock shall remain
- -----
outstanding, the Company shall not take any of the following corporate actions, except by and with the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast with respect to the then outstanding shares of the Series A Preferred Stock, voting separately as one class, at a meeting duly held for that purpose:

               (a)  New Classes of Shares.  Authorize, create, issue or
                    ---------------------
               increase the authorized or issued amount of any class or series of equity securities of the Company ranking senior or on a parity with the Series A Preferred Stock as to dividend rights or rights upon dissolution, liquidation or winding up of the Company; or

               (b)  Amendment of Certificate of Incorporation.  Repeal, amend or
                    -----------------------------------------
               otherwise change any of the provisions of the Certificate of Incorporation or this Certificate in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of the Series A Preferred Stock; or

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               (c)  Certain Extraordinary Transactions.  Sell, lease or convey
                    ----------------------------------
               all or substantially all of the Company's assets if, as a result of such transaction, the Series A Preferred Stock would be purchased for or otherwise converted into consideration of less than its liquidation preference plus any accrued and unpaid dividends or as a result of which the Series A Preferred Stock would continue in existence but with an adverse alteration in its specified designations, rights, preferences or privileges.

          5.   Notices of Shareholders' Meetings.  The holders of shares of the
               ----------------------------------
Series A Preferred Stock shall be entitled to receive notice only of such meetings of the stockholders of the Company at which questions are presented upon which they are, by the foregoing provisions or by the General Corporation Law, entitled to vote.

          The Company by its President hereby further verifies and confirms subject to the penalties of perjury, and as attested by its Secretary, that the issuance of 90,000 shares of the Series A Preferred Stock has been authorized by the Board of Directors of the Company.

          IN WITNESS WHEREOF, Community Bank System, Inc. has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Sanford A. Belden, President, and attested by Loretta L. Marx, Secretary, this _____ day of June, 1995.


                                 COMMUNITY BANK SYSTEM, INC.


                                 By:_________________________________

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                                 Sanford A. Belden, President

SEAL
ATTEST:

___________________________________
Loretta L. Marx, Secretary

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